State of Delaware
Secretary of State
Division of Corporations
Delivered 07:25 PM 12/01/2011
FILED 07:25 PM 12/01/2011
SRV 111248230 - 2264872 FILE

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF BRIDGETECH HOLDINGS INTERNATIONAL, INC.

Bridgetech Holdings International, Inc. (the "Company"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of Bridgetech Holdings International, Inc. a resolution was duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Stockholders consider and vote upon a proposal to affirm and clarify the Capitalization of the Corporation pursuant to Article Fourth of the Certificate of Incorporation, as amended;

SECOND: That Article Fourth shall state the following as the Capitalization of Bridgetech Holdings International, Inc.:

FOURTH. Capitalization. The amount of the total authorized capital stock of the Corporation consists of 100,000,000 shares of common stock having a par value of $.001 per share, and 10,000,000 shares of preferred stock, having a par value of $.002 per share. The powers, preferences, rights, qualifications, limitations or restrictions of such preferred stock shall, subject to the limitations imposed by the General Corporation Law of the State of Delaware, be fixed by resolution of the Board of Directors. As of November 30, 2011, there are no Series or Class of preferred stock so designated. Any Series or Class of preferred stock fixed by resolution of the Board of Directors shall be filed as an amendment to this Section of the Certificate of Incorporation.

THIRD: That a majority of the Company's Stockholders have approved the amendment to the Certificate of Incorporation (the "Amendment") in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 30th day of November, 2011.

By: ______________________

Name: Scott Landow

Title: Chief Executive Officer